Exhibit 4.1

Dated 1 October 2015

DIAGEO PLC (1)

Kathryn Mikells (2)

SERVICE AGREEMENT

This Agreement is made on 1 October 2015

Between

(1)	Diageo PLC (registered in England and Wales under number 23307) whose registered office is at Lakeside Drive, London, NW10 7HQ (the “Company”); and

(2)	Kathryn Mikells of 113 Harrison Avenue Unit B, New Canaan CT 06840, United States of America (the “Executive”).

It is agreed

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

Board means the board of directors for the time being of the Company, any authorised director or any committee of directors for the time being

Chairman means the Chairman of the Board

Commencement Date means 9 November 2015

Confidential information means details of suppliers and their terms of business, details of customers and their requirements the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, trade secrets, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which is treated as confidential or which the Executive is told or ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons

Employment means the Executive’s employment under this Agreement

ERA means the Employment Rights Act 1996 as amended

Group means the Company and the Group Companies

Group Company means any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms subsidiary and holding company shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006 (and Group Companies shall be interpreted accordingly)

Intellectual Property means all patents, registered designs, trade-marks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, semiconductor topography rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical, commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above

Minority Holder means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by section 285 Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or her or her partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued

Remuneration Committee means the Remuneration Committee of the Company from time to time

Salary means the salary referred to in Clause 8.1

Sensitive Data means personal data consisting of information as to racial or ethnic origin; political opinions; religious beliefs or other beliefs of a similar nature; membership of a trade union; physical or mental health or condition; sexual life; the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any court in such proceedings

Termination Date means the date of the termination of the Employment

1.2	References to Clauses and schedules are unless otherwise stated to Clauses of and schedules to this Agreement.

1.3	The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	APPOINTMENT

2.1	The Company shall appoint the Executive and the Executive agrees to act as Chief Financial Officer of the Company with effect from the Commencement Date or in such other capacity (appropriate to the Executive’s skills, experience and qualifications) of an equivalent status as the Company from time to time reasonably directs on the terms of this Agreement.

2.2	The Executive maybe required to act as a director of the Company and other Group Companies (either executive or non-executive) as the Board reasonably requires from time to time. The Company reserves the right on giving written notice to the Executive to terminate any office or directorship immediately at any time and upon receipt of that notice the Executive will immediately resign from that office or directorship.

3.	WORK PERMITS AND WARRANTY

The Executive warrants that she is legally entitled to work in the United Kingdom and will throughout the Employment continue to hold a valid United Kingdom work permit if appropriate. The Executive warrants that she will notify the Company in advance of any possible change to her immigration status, as soon as she becomes aware of any circumstances that might give rise to such change. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate the Employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

4.	DURATION OF THE EMPLOYMENT

4.1	Continuous Employment

The Executive’s continuous period of employment with the Company commenced on 9 November 2015.

4.2	Duration

Subject to the provisions of Clauses 4 and 17, the Employment shall continue unless and until terminated at any time by:

(a)	the Company, which must give to the Executive not less than twelve months’ prior written notice of termination of the Employment; or

(b)	the Executive, who must give to the Company not less than six months’ prior written notice of termination of the Employment.

4.3	Payment in lieu of notice

(a)	The Company shall be entitled, at its sole discretion, to terminate the Employment immediately at any time by giving the Executive notice in writing. In these circumstances, subject to the terms of Clause 4.3(b), the Company will subsequently make a payment to the Executive in lieu of notice, calculated in accordance with the provisions of Clauses 4.3 and 4.4 (the payment being referred to as a “Notice Payment”).

(b)	For the avoidance of doubt, the Company is not obliged to make a Notice Payment. If the Company shall decide not to make a Notice Payment, the Executive shall not be entitled to enforce that payment as a contractual debt nor as liquidated damages.

(c)	The Notice Payment will be paid less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

(d)	Subject to the terms of Clause 4.4, the Notice Payment will consist of a sum equivalent to the Salary which the Executive would have received in respect of any notice period outstanding on the Termination Date and the cost to the Company of providing contractual benefits (excluding any benefits under Clause 8.3) in respect of that period.

(e)	The Notice Payment is in full and final settlement of all and any rights and claims that the Executive may have against the Company arising out of the termination of her employment (including both contractual and statutory employment claims). The Executive agrees to waive, release and discharge any and all such rights and claims and acknowledges that it is a condition of the payment of the Notice Payment that she will execute a settlement agreement (and any other documents reasonably required by the Company) in a form reasonably acceptable to the Company in order to give effect to the release and waiver in this Clause 4.3.

(f)

If the Company has elected to make a Notice Payment and subsequently discovers that the Executive committed a repudiatory breach of contract prior to the Termination Date, the Company shall be entitled to withhold the Notice Payment and the Executive agrees she will have no entitlement to the Notice Payment in these circumstances.

4.4	Payment in instalments

(a)	The Company may, at its sole discretion and subject to the terms of Clause 4.4(b), pay the Notice Payment as follows: (i) 50 % of the Notice Payment will be made within 28 days after the Termination Date; and (ii) the remainder of the Notice Payment will be paid in equal monthly instalments over a period of six months (the “Instalment Period”), or such shorter period as the Company may determine in its discretion, the first instalment payable on the day that is 6 months after the Termination Date.

(b)	If the Executive commences alternative employment during the Instalment Period then the gross instalments of Notice Payment payable after that date may at the Employer’s sole discretion be reduced by a sum equal to the gross amount of the Executive’s income (including salary, benefits and incentives) payable or accruing in respect of the alternative employment in the period from the start of that employment until the end of Instalment Period.

(c)	If the Executive obtains alternative employment that is to commence during the Instalment Period she will immediately advise the Company of that fact and of her gross monthly salary, benefits and incentive arrangements from that employment. If the Executive fails to comply with this obligation, then from the date the Executive commences alternative employment, the Executive shall have no further entitlement to any payment of Notice Payment.

4.5	Corporate Change

(a)	If at any time within 12 months of a Corporate Change either the Company terminates the Employment other than pursuant to Clause 17.1(a)(a) and without any notice or on notice less than that required by Clause 4.2 or the Executive resigns for Good Reason (in either event as a consequence of the Corporate Change), the Company shall make a payment in lieu of notice in accordance with Clause 4.3 save that it is agreed that it shall be paid as a single lump sum payment within 28 days of the termination of the Employment. For the avoidance of doubt, in the event that the Executive resigns for Good Reason in accordance with this Clause 4.5(a), this shall be treated as a termination of the Employment by the Company for the purposes of calculating the notice period and the relevant payment in lieu of notice under this Clause 4.5(a). This Clause 4.5(a) shall not apply in the event that the Executive gives notice to terminate the Employment other than for Good Reason.

(b)	For the purposes of Clause 4.5(a) above “Corporate Change” means:

(i)	the acquisition by the Company or any Group Company of shares in any other company or any other assets or business which, in the opinion of the Remuneration Committee (whose determination in respect of such matters shall be final and binding), constitutes a major acquisition or merger; or

(ii)	the Company coming under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of the Company at the date of this Agreement.

(c)

For the purposes of Clause 4.5(a), a “Good Reason” shall mean circumstances in which the Executive resigns due to (a) a material diminution in her status and/or responsibilities and/or (b) a requirement for the Executive to be located permanently outside the United Kingdom and Eire (which shall include a requirement for long term extensive commuting to such a location other than during the six months immediately following the Corporate Change).

4.6	Executive’s Representation

The Executive represents and warrants that she is not bound by or subject to any court order, agreement, arrangement or undertaking that in any way restricts or prohibits her from entering into this Agreement or from performing her duties under it.

5.	SCOPE OF THE EMPLOYMENT

5.1	Duties

During the Employment the Executive shall:

(a)	undertake and carry out to the best of her ability and to the standard reasonable required by the Board such duties and exercise such powers in relation to the Group’s business as may from time to time be assigned to or vested in her by the Board including where those duties require the Executive to work for any Group Company (but the Board will only assign such duties to the Executive as are appropriate to the Executive’s position);

(b)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of her working time, attention and skill to the discharge of her duties under this Agreement;

(c)	in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board, in writing if requested, of all matters with which she is involved;

(d)	faithfully and diligently perform her duties and at all times use her best endeavours to promote and protect the interests of the Group;

(e)	comply with the articles of association of any Group Company of which she is a director and all statutory, fiduciary and common law duties that apply to her from time to time and do all such things as are necessary to ensure compliance with the UK Corporate Governance Code;

(f)	do, or refrain from doing, such things as are necessary or expedient to ensure compliance by herself and any Group Company with applicable law and regulation and all regulatory authorities relevant to any Group Company;

(g)	refrain from doing anything which would cause her to be disqualified from acting as a director;

(h)	promptly disclose to the Board full details of any wrongdoing by the Executive or any other employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company;

(i)	not incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board;

(j)	not enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of the Company’s or the relevant Group Company’s business or is outside the scope of her normal duties or authorisations or is of an unusual or onerous or long-term nature;

(k)	not engage any person on terms which vary from those established from time to time by resolution of the Board;

(l)	report to the Chief Executive (or such other person as the Board may from time to time nominate and notify the Executive);

(m)	travel to such places (within or outside the United Kingdom) as the Company may from time to time reasonably require;

(n)	refrain from doing or permitting any matter which causes any regulatory authority in the United Kingdom, United States or elsewhere to withdraw permission or in any way prevent the Company from employing or otherwise using the services of the Executive.

5.2	Alternative Duties

The Board shall be entitled at any time to require the Executive to perform duties consistent with her role and status not only for the Company but also for any Group Company including, if so required, acting as a director of any Group Company. The Board may at its discretion remove or procure the removal of the Executive from any directorship to which she is appointed under this Clause. The Company may at its sole discretion transfer this Agreement or second the Executive to any Group Company at any time.

5.3	Non-executive positions

The Executive shall be entitled to take up one non-executive appointment provided the discharge of her duties under this Agreement is not impaired as a result of the non-executive appointment and the appointment is approved by the Board in advance (such approval not to be unreasonably withheld).

5.4	Right to suspend duties and powers

(a)	During any notice period or if the Company believes it may be entitled to terminate the Employment for the purpose of investigating any matter in which the Executive is implicated or involved, the Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require her to perform only such duties, specific projects or tasks as are assigned to her expressly by the Company (including the duties of another position of equivalent status) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”).

(b)	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(i)	enter or attend the premises of the Company or any Group Company;

(ii)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iii)	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iv)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(v)	work either on her own account or on behalf of any other person.

(c)	During Garden Leave, the Executive will continue to receive her Salary and benefits but will not accrue any bonus, commission or share of profit.

5.5	Joint appointments

The Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which she may be assigned from time to time.

5.6	Group Policies

The Company has implemented a Code of Business Conduct and a number of Policies all of which the Executive is obliged to comply with at all times during the Executive’s employment. In particular, the Executive’s attention is drawn to the sections of the Global Computer Usage, Email and Internet Policy which indicate that the Company may from time to time monitor the Executive’s use of its communication systems, namely its computer systems and telephones. The Executive acknowledges that the Company has a legitimate interest in carrying out this monitoring and that, by signing this Agreement, the Executive consents to it.

6.	HOURS OF WORK

6.1	The normal business hours of the Company are 9.00 am to 5.00 pm, Monday to Friday. However, the Executive shall be required to work such hours as are necessary to fulfil her duties under this Agreement. No payment will be made for any additional hours worked by the Executive.

6.2	The Executive recognises that on account of her autonomous decision taking powers, the duration of her working time is not measured or predetermined and therefore she falls within the exemption set out in Regulation 20 of the Working Time Regulations 1998 (“the Regulations”) and is thereby excluded from such Regulations as are referred to in Regulation 20. Notwithstanding the understanding of the parties that the Executive is an employee in respect of whom Regulation 20 applies, the Executive agrees that, if the understanding of the parties is incorrect, she hereby opts out of the 48 hour week limit in Regulation 4, and that if she wishes to withdraw that opt-out, she will give 3 months’ notice in writing to that effect.

7.	PLACE OF WORK

The Executive’s place of work will initially be the Company’s offices at Lakeside Drive, London, NW10 7HQ but the Company may require the Executive to work at any other location for such periods as the Company may from time to time require.

8.	REMUNERATION

8.1	Basic Salary

(a)	The Company shall pay to the Executive the Salary at the rate of £650,000 per annum, on or about the 27th day of each calendar month by credit transfer to her bank account payable by equal monthly instalments in arrears (or such other sum as may from time to time be agreed).

(b)	The Salary shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

(c)	Payment of the Salary to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

(d)	All payments described in this Agreement are gross amounts. All payments and benefits described in this Agreement will be subject to deductions of appropriate taxes and national insurance contributions before payment is made to the Executive.

8.2	Salary review

The rate of Salary will normally be reviewed annually on 1 October with the first such review expected to be in October 2016. The Company is not obliged to increase the Salary at any review.

8.3	Incentive Plans

(a)	In addition to her Salary, the Executive will be eligible to participate in the Diageo Long Term Incentive Plan (DLTIP) and Diageo Annual Incentive Plan (AIP), subject always to the rules of the plans as determined by the Company from time to time.

(b)	The Executive’s participation in any such plans or schemes is at the discretion of the Company. If the Company shall make a payment or grant an award under such plans and/or schemes in any one year, this shall not give rise to a contractual entitlement to a payment or award in future years. Further, the Company may at its discretion reduce the Executive’s participation in the DLTIP in the event that she fails to satisfy the minimum shareholding requirement (based on his salary and length of service) applicable to her which will be notified to her from time to time.

(c)	Any shares awarded under the DLTIP will be subject to a right of forfeiture during either:

(i)	the applicable Retention Period, as defined in the DLTIP (if any); or

(ii)	if there is no applicable Retention Period, the period of 24 months beginning on the date that the beneficial ownership of the shares is transferred to the Executive.

(d)	If any of the events set out in rule 9.2 of the DLTIP occur during the period referred to in Clause 8.3(c) above, then, at the discretion of the Remuneration Committee, the Executive who is a participant under the DLTIP may be required to transfer to the Company or to a person nominated by the Company, immediately upon demand by the Company, the number of shares determined by the Remuneration Committee. The consideration paid to the Participant will be either nominal consideration or no consideration, at the discretion of the Remuneration Committee.

(e)	In connection with the grant of an award under the DLTIP, the Company may require the Executive to enter into any other documents which the Remuneration Committee consider necessary or desirable to give effect to the terms of the award, including appointing a director of the Company as a power of attorney in respect to the shares and a blank stock transfer form in respect of the shares.

(f)	The Executive will be considered (at the sole discretion of the Company) for a bonus in respect of the then current bonus year in the event that the Employment is terminated by the Company pursuant to Clause 4.2, Clause 4.3 and Clause 4.5. The amount of bonus (if any) will be determined at the sole discretion of the Company and paid at the end of the bonus year at the same time as bonuses under the AIP are paid to employees who have remained in employment.

(g)	All payments and/or benefits payable to the Executive are subject to and conditional upon:

(i) the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and

(ii) the consent of the shareholders of the Company

(together “Remuneration Governance”).

The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to the Executive in order to comply with Remuneration Governance.

8.4	Deductions

The Company shall be entitled to deduct from any sum due to the Executive under the terms of this Agreement any monies that are owed by the Executive to the Company.

8.5	Corporate Governance

All payments and/or benefits payable to the Executive are subject to and conditional upon: (i) the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and (ii) the consent of the shareholders of the Company (together “Remuneration Governance”). The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to the Executive in order to comply with Remuneration Governance.

9.	EXPENSES

9.1	Reimbursement

The Company shall reimburse the Executive in respect of all reasonable expenses wholly, exclusively and necessarily incurred by her in the proper performance of her duties, subject to her providing such receipts or other appropriate evidence as the Company may require.

9.2	Company Credit Card

The Executive will be issued with a company credit card on condition that she:

(a)	takes good care of such card and immediately reports any loss of it to the Company;

(b)	uses the card only for the purposes of the Company’s business or the business of the Group in accordance with any applicable Company policy; and

(c)	returns the card immediately to the Company on request.

10.	HOLIDAYS

10.1	The Executive shall be entitled, in addition to all Bank and Public holidays normally observed in England, to 28 working days’ paid holiday in each holiday year (being the period from 1 January to 31 December) together with such additional holidays as are acquired under the Diageo Flexible Benefits Programme.

10.2	In the respective holiday years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

10.3	If, on the termination of the Employment, the Executive has exceeded her accrued holiday entitlement, the value of such excess, calculated by reference to clause 10.2 and the Salary, may be deducted by the Company from any sums due to her. If the Executive has any unused holiday entitlement, the Company shall at its discretion either require the Executive to take such unused holiday during any notice period or make a payment to her in lieu of it (calculated in accordance with this clause 10.3), provided always that if the Employment is terminated pursuant to clause 17.1 then, subject to the Regulations, the Executive shall not be entitled to any such payment. For these purposes, salary in respect of one day’s holiday entitlement shall be calculated as 1/261 of Salary.

10.4	Holiday entitlement for one holiday year cannot be carried forward from one year to the next and failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu of it provided always that any days of holiday not taken at the Company’s written request in one year may be carried forward to the next year.

11.	SICKNESS BENEFITS

11.1	Certification

If the Executive is absent from her duties as a result of sickness or injury:-

(a)	for a period of 6 days or less, she will on her return to work on request, complete and produce a self-certificate;

(b)	for a period of 7 days or more she will, on request, produce medical certificates or “fit notes”

to the Company in respect of such absence.

11.2	Payment of sick pay

(a)	Subject to clauses 2.1 and 17, and the Executive complying with clause 11.1, the Company shall continue to pay the Salary for the first twelve months’ absence on medical grounds in any one continuous period of absence (or two or more linked periods as determined by the Social Security Contributions and Benefits Act 1992, as amended from time to time), provided that the Executive shall from time to time if required:

(i)	supply the Company with medical certificates covering any period of sickness or incapacity exceeding 6 days (including weekends); and

(ii)	undergo at the Company’s expense, by a doctor appointed by the Company, any medical examination and the Executive hereby authorises such doctor to disclose to, and discuss with the Company and its medical advisers, the results of such examinations.

(b)	Payment in respect of any other or further period of absence shall be at the Company’s discretion.

(c)	Any payment to the Executive pursuant to clause 11.2(a) shall be subject to set off by the Company in respect of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

(d)	Subject to clause 11.2(c), when all sick pay entitlement pursuant to clause 11.2(a) has been exhausted, no further salary will be payable by the Company to the Executive until the Executive has returned to active service of the Company.

11.3	Absence caused by third party negligence

If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of the absence shall constitute loans to the Executive who shall:

(a)	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

(b)	give to the Company such information concerning the above matters as the Company may reasonably require; and

(c)	if the Company so requires, refund to the Company any amount received by her from any such third party provided that the refund shall be no more than the amount which she has recovered in respect of remuneration.

12.	PENSION

12.1	The Company will at all times ensure that it complies with its auto-enrolment obligations in respect of the Executive under the Pensions Act 2008 (the “2008 Act”).

12.2	During the Employment the Executive shall be eligible for a pension benefit which is subject to the terms and conditions of the Diageo North America, Inc. Supplemental Executive Retirement Plan (the “Supplemental Plan”). The Company will contribute a total of 20% of the Salary to the Supplemental Plan (less any amount contributed by the Company in respect of the Executive to an auto-enrollment pension scheme in accordance with the 2008 Act). The terms and conditions of the Supplemental Plan may be amended at any time.

12.3	The Executive will be responsible for the payment of any taxes or charges which may arise in respect of her benefits under the Supplemental Plan.

12.4	A contracting out certificate under the Pension Schemes Act 1993 is not in force in respect of the Employment.

13.	OTHER BENEFITS

13.1	Insurance Schemes

During the Employment the Executive shall:

(a)	participate in such personal accident insurance at such level as the Company shall (in its absolute discretion) from time to time maintain for the benefit of the Executive; and

(b)	be provided with life insurance cover at a level of four times the Salary.

13.2	Conditions relating to insurance coverage

Clause 13.1 will be subject in each case to the following terms and conditions:

(a)	the Executive’s and her family’s participation is subject to the Company’s rules regarding eligibility in force from time to time and the rules, terms and conditions of the relevant Scheme in force from time to time;

(b)	the Company reserves the right to terminate the Executive’s or her family’s or the Company’s participation in any of the Schemes, substitute a new scheme for an existing Scheme and/or alter the level or type of benefits available under any Schemes;

(c)	if the provider of one of the Schemes (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to the Executive (or her family) under the applicable Scheme, the Company shall not be liable to provide (or compensate the Executive for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Scheme;

(d)	the fact that the termination of the Employment under clauses 4 and 17 may result in the Executive or her family ceasing to be eligible to receive or continue to receive benefits under any Scheme does not remove the Company’s right to terminate the Employment; and

(e)	the Executive’s acceptance of such variations to her terms and conditions of employment as may from time to time be required by the Company.

13.3	Flexible Benefits Scheme

During the Employment, the Executive will participate in the Diageo Flexible Benefits Programme. This comprises a Flexible Allowance which will be reviewed from time to time and which will be £17,600 per annum as at the Commencement Date. With this allowance, the Executive may receive a combination of any of the following benefits:

(a)	holidays;

(b)	company car(s);

(c)	private fuel;

(d)	financial consulting; and

(e)	private medical insurance.

The Flexible Benefits Programme allows the Executive to influence the mix and level of benefits the Executive receives from the Company, within certain specified limits. Whilst the Company will take the Executive’s preferences into account, the ultimate decision as to the package of benefits received by the Executive and as to the availability of any cash supplement is entirely at the Company’s discretion. The Company will offer the Executive a total package which the Executive may choose to accept. The offer may be revised from time to time but shall not be reviewed more frequently than once a year.

13.4	Medical Examination

In accordance with Company policy on medical examinations, the Executive will be entitled to an annual medical examination and test by a medical practitioner nominated by the Company. In addition, the Company may also require the Executive at any time to submit to a medical examination with such frequency as is reasonable. The Executive will permit the results of such medical examinations to be disclosed to the Company.

13.5	Taxable Allowance

The Executive will be provided with a taxable product allowance, the level of which will be notified to the Executive by the Company from time to time and will not exceed £1,250 per annum as at the Commencement Date. If the Executive is employed for part of a full calendar year, she will receive a pro rated allowance.

13.6	Professional Subscription Fees

The Company shall pay on the Executive’s behalf the annual subscription fees for one professional body relevant to the Employment.

13.7	Car or travel allowance

The Executive may choose to receive either:

(a)	the use of a chauffeur-driven car provided by the Company from time to time; or

(b)	a travel allowance of £10,000 per annum, subject to deduction of tax and National Insurance contributions payable in equal monthly instalments in arrears. The travel allowance does not form part of the Executive’s Salary for the purpose of payments under the Supplemental Plan or otherwise.

13.8	General Terms

All benefits provided under this clause 13 are subject to the rules of any applicable schemes from time to time in force.

14.	RESTRICTIONS DURING THE EMPLOYMENT

14.1	Disclosure of other interests

The Executive shall disclose to the Board any interest of her own (or that of her partner or of any child of hers or of her partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

14.2	Restrictions on other activities and interests of the Executive

(a)

During the Employment the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this clause shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Board to the acquisition or variation of such holding.

(b)	If the Executive, with the consent of the Board, accepts any other appointment she must keep the Company accurately informed of the amount of time she spends working under that appointment.

14.3	Transactions with the Company

Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or any other form of gift or gratuity (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by her) by or on behalf of the Company or any Group Company and if she (or any person in which she is interested) obtains any Gratuity she shall account to the Company for the amount received by her (or a due proportion of the amount received by the person having regard to the extent of her interest therein).

14.4	Dealing in securities

The Executive shall comply with every rule of law (including but not limited to the insider dealing provisions contained in Part V of the Criminal Justice Act 1993), the Financial Conduct Authority’s listing rules’ Model Code for transactions in securities by directors of listed companies, certain employees and persons connected with them and every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. Under Rule 4 of the Model Code, the person to whom notice should be given and from whom acknowledgement must be received before the Executive may deal in securities shall be the Company Secretary of the Company from time to time or such other person as shall be notified to the Executive. The Executive also acknowledges that under the provisions of the Model Code the Executive must seek to ensure compliance with the Model Code by persons connected with the Executive (within the meaning of section 96B and Schedule 11B of the Financial Services and Markets Act 2000) including, without limitation, the Executive’s spouse and dependent children, and by investment managers acting on the Executive’s behalf or on behalf of connected persons. The Executive undertakes to procure that dealings by or on behalf of such persons are in compliance with the Model Code.

14.5	Compliance with the code on Corporate Governance

The Executive shall comply, to the extent that the Board considers appropriate for a company the size of the Company, with the provisions of “The UK Corporate Governance Code” a corporate governance code issued by the Financial Reporting Council (as the same is amended from time to time).

15.	CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS

15.1	Confidentiality

The Executive shall not during the Employment (except in the proper performance of her duties or for the purpose of obtaining legal, accountancy or pension advice or with the express written consent of the Board) or at any time (without limit) after the termination of the Employment except in compliance with an order of a competent court, the HMRC or any regulatory authority:

(a)	Divulge or communicate to any person, company, business entity or other organisation;

(b)	use for her own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information.

These restrictions shall cease to apply to any information that shall become available to the public generally otherwise than through any breach by the Executive of the provisions of this Agreement or other default of the Executive.

15.2	Property of the Company

The Executive acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company; and

(b)	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been handed over on request by the Board;

provided that following the termination of the Employment, the Executive shall be provided with reasonable access to Board Minutes and agendas of the Company or any Group Company relating to a period during which she was a director of the Company or such Group Company that shall nevertheless remain confidential.

16.	INVENTIONS AND OTHER INTELLECTUAL PROPERTY

16.1	The parties foresee that the Executive may make inventions or create other Intellectual Property in the course of her duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company and any Group Company.

16.2	Any invention, improvement, design, process, information, copyright work, computer program, trade mark, trade name or get-up, work or other output made, created or discovered by the Executive during the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of the Company or of any Group Company or capable of being used or adapted for use in or in connection with such business, together with all Intellectual Property subsisting therein, (collectively “Intellectual Property Rights”) shall be disclosed immediately to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct and the Executive hereby assigns to the Company with full title guarantee and by way of present assignment of future rights, all such copyright, database rights, design rights (and any other Intellectual Property capable of assignment by way of present assignment of future rights) which may fall within the definition of the Intellectual Property Rights absolutely for the full term of those rights.

16.3	If and whenever required so to do by the Company the Executive shall at the expense of the Company or such Group Company as the Company may direct:

(a)	apply or join with the Company or such Group Company in applying for patent or other protection or registration in the United Kingdom and in any other part of the world for any Intellectual Property Rights; and

(b)	execute all instruments and do all things necessary for vesting all Intellectual Property Rights (including such patent or other protection or registration when so obtained) and all right, title and interest to and in them absolutely, with full title guarantee and as sole beneficial owner, in the Company or such Group Company or in such other person as the Company may specify.

16.4	The Executive irrevocably and unconditionally waives all rights under Chapter IV of Part I Copyright Designs and Patents Act 1988 in connection with her authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable including, without limitation:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such work; and

(b)	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

16.5	The Executive irrevocably appoints the Company to be her Attorney in her name and on her behalf to execute any such instrument or do any such thing and generally to use her name for the purpose of giving to the Company the full benefits of this clause. A certificate in writing in favour of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.

16.6	Nothing in this clause 16 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

17.	TERMINATION

17.1	Termination events

(a)	Notwithstanding any other provisions of this Agreement, in any of the following circumstances the Company may terminate the Employment summarily by serving written notice on the Executive to that effect. In such event the Executive shall not be entitled to any further payment from the Company except such sums as shall have accrued due at the date of service of such notice. The circumstances are if the Executive:

(i)	is guilty of any gross misconduct or gross incompetence;

(ii)	commits any serious breach of this Agreement or of the Diageo Code of Business Conduct, or any willful neglect or unreasonable refusal to discharge her duties provided that if such breach is capable of remedy, she shall have failed to remedy it within such reasonable period as is specified in a written notice from the Company pointing out the breach and requiring it to be remedied;

(iii)	repeats or continues (after warning) any breach of this Agreement or of the Diageo Code of Business Conduct;

(iv)	is guilty of any fraud, dishonesty or conduct tending to bring herself, the Company or any Group Company into disrepute;

(v)	commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors;

(vi)	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of her duties;

(vii)	has an order made against her disqualifying her from acting as a company director or is found to have committed any serious disciplinary offence by any professional or other body, which undermines the confidence of the Board in her continued employment with the Company; or

(viii)	resigns other than at the request of the Company or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

Any delay by the Company in exercising such right of termination shall not constitute a waiver of it. The proper exercise by the Company of its right of termination under this clause is without prejudice to any other rights or remedies which it or any Group Company may have or be entitled to exercise against the Executive.

(b)	If at any time the Executive is unable to perform her duties properly because of ill health accident or otherwise for a period or periods totalling at least 12 months, or becomes incapable by reason of mental disorder of managing and administering her property and affairs, then the Company may in its absolute discretion terminate the Employment by giving her not less than three months’ written notice to that effect provided that, if at any time during the currency of such a notice the Executive shall provide a medical certificate satisfactory to the Board to the effect that she has fully recovered her physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice unless, by that date, a replacement for the Executive has been appointed.

17.2	Events on Termination

On the termination of the Employment or upon the Company having exercised its rights under clause 4.4 or if requested to do so by the Company in circumstances where the Executive has been prevented from performing her duties through long term sickness (for a period of 12 months), the Executive shall:

(a)	at the request of the Company resign from office as a director of the Company and all offices held by her in any Group Company and shall transfer to the Company without payment or as the Company may direct any qualifying shares held by her as nominee for the Company provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment;

(b)

immediately deliver to the Company all materials within the scope of Clause 15.2, any Company car, mobile telephone or other Company equipment in her possession and all keys, credit cards, and other property of or relating to the business of the Company or of any Group Company which may be in her possession or under her power or control but excluding, in the event that the Company exercises its rights under Clause 4.4, any Company car, mobile telephone or other Company equipment provided to the Executive for her benefit during the Employment;

and the Executive irrevocably authorises the Company to appoint any person in her name and on her behalf to sign any documents and do any things necessary or requisite to give effect to her obligations under this Clause 16.2.

17.3	Reconstruction

If the Employment shall be terminated (otherwise than in circumstances set out in Clause 4.5) for the purpose of reorganisation, reconstruction or amalgamation for whatever reason and the Executive is offered employment with any concern or undertaking resulting from such reorganisation, reconstruction or amalgamation on terms and conditions which as a whole are no less favourable than the terms of this Agreement, then she shall have no claim against the Company in respect of the termination of the Employment.

17.4	No public statement

The Executive shall not at any time during any period when she is required to cease the performance of her duties under Clause 5.4 or after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees. The Executive shall not without the Company’s consent after the termination of the Employment represent herself as being employed by or connected with the Company or any Group Company.

17.5	No claim for loss of incentives or benefits

On the termination of the Employment (howsoever arising, including lawfully or unlawfully), the Executive shall not be entitled to any compensation or payment for the loss of any incentives or benefits granted under Clause 8.3 or any benefit which could have been derived from them, whether the compensation or payment is claimed by way of a payment in lieu of notice, damages for wrongful dismissal, breach of contract or loss of office, or compensation for unfair dismissal, or on any other basis.

18.	RESTRICTIVE COVENANTS

18.1	Definitions

Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon her by law, she will be bound by the covenants and undertakings contained in Clauses 18.2 to 18.5. In this Clause 18, unless the context otherwise requires:

“Customer”	means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer”	means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of 12 months immediately preceding the Termination Date;

“Restricted Employee”	means any person who was a director, employee or consultant of the Company or any Group Company or any joint venture between the Company (or any Group Company) and a third party at any time within the Relevant Period who by reason of that position and in particular either (i) their seniority (level 3 or above) and expertise or (ii) knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of 17.4, continuing for 9 months;

“Restricted Products”	means any products, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the duties of the Executive were materially concerned or for which she was responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Services”	means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which the duties of the Executive were materially concerned or for which she was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier”	means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment.

18.2	Restrictive covenants

Both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company (such consent not to be unreasonably withheld),

whether by herself, through her employees or agents or otherwise and whether on her own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company, solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)	be employed, engaged or concerned, or at all interested (except as a Minority Holder) in:- (i) the businesses of AB InBev, Bacardi Limited, Brown-Forman, Carlsberg A/S, Heineken NV, PernodRicard or SAB Miller. The Company may notify the Executive from time to time of addition to the foregoing list of companies, such additions being businesses which are similar to and compete with any business being carried on by the Company or any Group Company; or (ii) that part of a business or person which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company;

(d)	solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

18.3	Application of restrictive covenants to other Group Companies

Clause 18 shall also apply as though references to the “Company” include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its products, services, trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers.

The obligations undertaken by the Executive pursuant to this Clause 18 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

18.4	Effect of suspension on Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.4 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed nine months and if the aggregate of the two periods would exceed nine months, the Restricted Period shall be reduced accordingly.

18.5	Further undertakings

The Executive hereby undertakes to the Company that she will not at any time:

(a)	during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “Diageo”; or

(b)	after the Termination Date represent or otherwise indicate any continuing association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

18.6	Severance

The restrictions in this Clause 18 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

19.	DISCIPLINARY AND GRIEVANCE PROCEDURES

19.1	If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, she may apply in writing to the Chief Executive, setting out the nature and details of any such grievance or dissatisfaction. Should the Executive wish to appeal against any grievance decision, she should submit her appeal in writing to the Chairman whose decision shall be final. The provisions of this Clause shall not apply in any event, to any action taken by the Company under Clause 17.1(a) or Clause 5.4.

19.2	There are no specific disciplinary rules which apply to the Executive and any disciplinary matters affecting her will be dealt with by the Chief Executive. Should the Executive wish to appeal against any disciplinary action, she should submit her appeal in writing to the Chairman whose decision on such appeal shall be final.

19.3	The provisions of Clauses 19.1 and 19.2 do not form part of the Executive’s contract of employment.

20.	DATA PROTECTION

For the purposes of the Data Protection Act 1998, the Executive consents to the Company’s processing of personal data, including Sensitive Data, of which the Executive is the subject, details of which are specified in the Company’s Data Privacy Policy. In particular:

(a)	The Executive agrees that personal data relating to the Executive which has been or is in the future obtained by the Group may be held and processed by the Group either by computer or manually for any purpose relating to the administration, management and operation of the Executive’s employment, or in relation to the Group’s legal obligations or business needs;

(b)	The Executive hereby agrees that Sensitive Data concerning the Executive which have been or is in the future obtained by the Group may also be held and processed as above for the purposes of keeping under review equality of opportunity and for ensuring the Company’s compliance with any legal obligations; and

(c)	Due to the multinational nature of the Group’s business, it may be necessary for the Group’s overseas offices to have access to information held about the Executive in the UK by the Group. However, it is only intended that information about the Executive will be used by the Group’s overseas offices for the purposes of enabling the Group to deal with personnel issues connected with the Executive’s employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in the Executive’s secondment to an overseas office for payroll purposes. The Executive agrees that the Company may, where appropriate, transfer personal information about the Executive to the Group’s overseas offices.

21.	NOTICES

21.1	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to her address shown on the face of this Agreement or to her last known place of residence.

21.2	Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In the case of first class post, this shall be deemed to be no later than two working days after posting. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted, or that the facsimile transmission was dispatched.

22.	FORMER CONTRACTS OF EMPLOYMENT

22.1	This Agreement and the documents referred to in it, constitute the entire agreement and understanding of the parties.

22.2	This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent as from the Commencement Date and the Executive acknowledges that she has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

22.3	For the avoidance of doubt, this clause shall not affect benefits which have already accrued to the Executive prior to the date hereof under any pre-existing scheme or arrangement by virtue of which she was entitled to benefits.

23.	CHOICE OF LAW AND SUBMISSION TO JURISDICTION

23.1	This Agreement shall be governed by and interpreted in accordance with English law.

23.2	The parties submit to the exclusive jurisdiction of the English courts but this Agreement may be enforced by the Company in any court of competent jurisdiction.

24.	GENERAL

24.1	The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

24.2	No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

24.3	There are no collective agreements directly affecting the Executive’s employment.

24.4	This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part I of the ERA.

24.5	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Executed as a deed	)
by the Company	)
Director

In the presence of:

Signature of witness

Name:

Address:

Executed as a deed by	)
the Executive	)

In the presence of:

Signature of witness

Name:

Address: